Exhibit 99.1

Guided Therapeutics Issues Letter to Shareholders

NORCROSS, GA (March 31, 2016) - Guided Therapeutics, Inc. (OTCQB: GTHP), the maker of a rapid and painless testing platform based on its patented biophotonic technology, today released the following letter to shareholders.

Dear Fellow Shareholders,

Thank you for your support of Guided Therapeutics and recognition of the tremendous opportunity that lies ahead of us. I wanted to share with you in detail what we are doing to create a prosperous business with a positive contribution in the global healthcare world.

In late 2014, we began a refocus of the LuViva® Advanced Cervical Scan from a niche gynecology product designed for triage in the U.S. and European Women’s Healthcare market to one that would address the problem of cervical cancer worldwide. The screening market is six times larger than the triage market and has a real and urgent need. It also opens up the opportunity to gain access to large segments of the population in the developing world by working with local and national governments. To date, we have shipped LuVivas to 22 countries and have distributors covering 58 nations. So we have plenty of opportunity for growth within our existing network.

Screening for cervical cancer offers one of the largest opportunities available in diagnostic medicine. Our market opportunity for screening is so large because unlike most diagnostic tests, we’re testing the entire female population, including women who appear healthy and not just patients presenting with symptoms of the disease. A woman becomes “at risk” for cervical cancer after becoming sexually active, and cervical cancer is linked to a sexually transmitted disease — human papillomavirus (HPV). In the developing world, our main focus, there are approximately 2.0 billion women aged 15 and older who are potentially eligible for screening with LuViva.

According to the study Cervical Cancer Diagnostic Tests Market – Global Industry Analysis, Size, Share, Growth, Trends and Forecast 2014 – 2020[1], the market for cervical cancer diagnostic tests is on track to reach $8.9 billion by 2020, up from $5.9 billion in 2013, with a 6.10% CAGR expected in 2014-2020.

LuViva Advantages and Benefits

•	The LuViva is like no other screening product in the world. LuViva scans the entire cervix with light and uses spectroscopy to detect early signs of cancer, when it is most effectively treated. For the first time, women can obtain reliable results from cervical cancer screening within minutes instead of having to wait for days, or even weeks, to know if they are healthy. Because of its unique design, LuViva is portable. It can travel to all parts of the world. Moreover, it is economic to use. Just one device can scan dozens of women a day without requiring uncomfortable tests and extensive and expensive laboratory systems. The simplicity of its design permits operation by nurses and technicians and does not require extensive training. This is another cost saving that makes it extremely attractive. This is a revolutionary change in women’s reproductive healthcare.

Some of LuViva’s Key Advantages:

•	Doesn’t require a doctor
•	Doesn’t take a tissue sample
•	Doesn’t need a laboratory
•	Gives an immediate result at the Point of Care

Business Model

Our business model for LuViva is the familiar razor/razor blade one. Each LuViva scan requires a single-patient-use disposable, called a Cervical Guide. Most commonly, the LuViva device is sold as capital equipment, with continuing revenue from sales of the disposables. The margin for our disposables is 80%, which makes this a very attractive business.

Since the Cervical Guide is critical to our business, we have developed anti-counterfeiting and anti-reuse measures employed on each one. Each disposable carries an RFID chip that signals LuViva before each use, insuring against reuse and the use of knock-offs.

Our Opportunity: We Begin With Developing Markets

We believe the largest and most immediate market opportunities for LuViva lie in partnering with governments in the developing world where the infrastructure to support a laboratory-based screener such as the Pap test or HPV is not available or is limited. According to a study conducted at Brown University, more than 80% of cases and cervical cancer-related deaths globally occur in the developing world and fewer than 5% of women are screened for cervical cancer.[2] Because these nations often operate with limited healthcare budgets and struggle to provide preventive measures, the highly cost-effective nature of the LuViva makes it particularly attractive to developing countries, and we are having significant success in these markets.

Our first success in implementing this strategy is Turkey, where we have shipped 33 LuViva devices and approximately 48,000 disposable Cervical Guides. We have commitments from our distributor to double the number of Cervical Guides and ship an additional 35 LuVivas in the first half of 2016.

This is a major achievement for a company of any size with a revolutionary, new medical product, so for an emerging growth company like Guided Therapeutics, it is all the more so. We, along with our distributor, have worked long and hard on this deal. It demonstrates the time and effort required to secure government contracts. Given the significant returns, it is something that we believe we should continue to focus on.

We believe that our next major market opportunities are in Africa and Southeast Asia, where we are working with our distributors to partner with governments to become integrated into national screening programs:

  In Kenya – In January 2016, the Nairobi County Health Services Sector agreed to purchase an additional five LuVivas for use in the agency’s cervical cancer screening program. We expect to ship those units by the end of the first quarter. This brings to six the number of LuVivas purchased by Nairobi County, with an additional seven units planned for purchase in 2016. When fully implemented, the County will have the capacity to screen more than 144,000 women per year. The United Nations World Health Organization indicates that only 3.2% of women aged 18-69 in Kenya are screened for cervical cancer every three years versus 70% of women in the developed world. So there is plenty of opportunity for growth in Kenya, and the National Screening program is our next target market.
  In Nigeria – We are encouraged that the newly appointed Minister of Health for Nigeria, Professor Issac Adewole, M.D., is an early proponent of the benefits of using LuViva. He has also performed a favorable clinical study using LuViva and published the data prior to being appointed as Minister of Health for Nigeria. We have sold six units to Nigeria and expect to be included in a national screening program once the new annual budget is approved.
  In Indonesia – We recently announced shipments of the LuViva to Indonesia, the fourth most populous country in the world. We have shipped six units to Indonesia to date. We have several studies underway with leading doctors there.
  In Bangladesh – We hope to expand to about 60 medical facilities nationwide after a successful pilot program. In Bangladesh, cervical cancer is the leading cancer among women. We have already sold eight LuVivas to the government.

In addition, we are working in about a half dozen other developing countries around the world to establish LuViva as a primary tool for screening for cervical cancer.

Our Opportunity in More Developed Countries

LuViva can also help solve a problem in more developed countries that have organized cervical cancer screening programs. Screening programs have greatly reduced the number of cases of cervical cancer. However, an unintended consequence of the success of these screening programs is that they often lead to over-testing and over-treatment that is expensive and places unnecessary physical and emotional stress on women and their families. LuViva is designed to complement the current standard of care to reduce unnecessary testing and thereby lower costs and minimize unwarranted emotional distress.

The largest single market for this particular application of LuViva is by far the U.S. We are very encouraged by our recent discussions and meeting with the U.S. Food and Drug Administration (FDA) towards bringing LuViva to market. We met with the FDA in November 2015, along with two leading U.S. OBGYN advocates of LuViva, and we believe we have reached a general agreement on a plan for submitting an approvable application. Our next steps are to submit a clinical protocol for collecting the additional patient data. Once the protocol is finalized, we will conduct the study, analyze the data and present the results to the agency for review. However, it’s important to note that the approval process for a product like LuViva that employs new technology can take years. We will continue to work to get LuViva approved in its home country to augment approvals – and opportunities – in Europe, Canada and Mexico.

With respect to using LuViva as a triage device, we are working with the right thought leaders to have LuViva included in the standard of care in markets where we have approval, at the same time as we make progress to obtain approval in the U.S.

While it takes time to develop screening market opportunities with new technology, once a foothold is established, the growth can be quick. Exact Sciences was started in 1995 to develop a screening test for colon cancer. Revenue in Q1 of 2014 was $300,000 but grew to $12.6 million in Q3 2015.

Record Sales to Date – But That’s Just the Beginning

We are enjoying tremendous momentum as our strategy to target developing markets bears fruit. We have sold more than 90 LuVivas and approximately 40,000 Cervical Guides since product introduction, with 30% of Cervical Guide sales recorded in the fourth quarter of 2015. In 2016, we expect to generate orders of $3 million to $5 million for the full year. If we are successful in our endeavors to convert markets to LuViva for primary screening, there is the opportunity for exponential growth over the coming years.

Enhanced Financial Flexibility

Our goal is to generate as much operating capital as possible through non-dilutive means such as product revenue, territory licensing fees and royalty payments, partnering with large multinational companies, contracts with non-governmental organizations and assuming debt at a reasonable cost. We are also managing expenses closely and have reduced our burn rate from approximately $3.2 million per quarter in 2014 to approximately $1.8 million – a reduction of more than 40%. We are also covering a larger percentage of our burn rate with revenue from LuViva sales.

We believe that the future of the company is bright, and, with your continued support, we will achieve our mutual goals of having a profound and positive effect on women’s healthcare and financial success.

Sincerely,

/s/ Gene Cartwright

Chief Executive Officer

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release and letter to shareholders that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of commercialization of products, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in prior financings and the ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent filings.

Investor and Media Relations Contact:

Robert Haag

Managing Director

IRTH Communications

gthp@irthcommunications.com

866-976-4784

Bill Wells

Guided Therapeutics

770-242-8723

[1] Transparency Market Research

[2] Cervical Cancer Screening in Western Kenya: Can Research Really Make a Difference Susan Cu-Uvin, M.D. Professor, Ob-Gyn and Medicine Brown University